AMERICAN POWER GROUP CORPORATION

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of April 25, 2016, by and between American Power Group Corporation, a Delaware corporation (the “Company”), and Lyle E. Jensen (the “Employee”);

WHEREAS, the Company desires to continue the employment of the Employee and the Employee desires to continue his employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

1.    Employment

The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

2.    Duties

The Employee shall serve as President and Chief Executive Officer. In such capacity, the Employee will report to the Board of Directors of the Company and will perform such duties on behalf of the Company consistent with such office as may be assigned to him from time to time by the Board of Directors including, without limitation, (a) managing all aspects of the Company as it works to restructure the Company into a profitable entity: (b) working with the Board of Directors to ensure that the best interests of the Company’s shareholders are met; and (c) working with the Chairman of the Board, other members of the Board of Directors, corporate staff, and outside advisors in support of their ongoing work with financing, corporate development, and any regulatory issues which might arise, including, without limitation, those issues regulated by the U.S. Securities Exchange Commission. The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein which may be adopted from time to time by the Board of Directors of the Company.

3.    Term

Unless sooner terminated as provided in Section 7 and subject to Section 7, the term of the Employee’s employment under this Agreement will be from the date first above written until October 1, 2017 (such period, as it may be extended or reduced, is referred to in this Agreement as the “Employment Period”). On or before October 1st of each calendar year commencing in 2017, the Company shall notify the Employee if it will renew this Agreement for an additional one year term commencing on October 1st of each respective year.

4.    Extent of Services

During the Employment Period, the Employee shall devote his full time and best efforts to the performance of his duties under this Agreement. Under no circumstances will the Employee knowingly take any action contrary to the best interests of the Company.

5.    Compensation

In consideration of his employment and the services rendered by the Employee under this Agreement, the Company shall pay the Employee compensation as follows:

5.1    Base Salary. A base salary (“Base Salary”) payable at the rate of Twenty One Thousand Eight Hundred and Seventy Five Dollars ($21,875) per month (an annualized rate of Two Hundred and Sixty Two Thousand and Five Hundred Dollars ($262,500) per year) during the Employment Period, payable in accordance with the Company’s ordinary payroll practices. Any increase in Base Salary shall be at the sole discretion of the Board of Directors (or of the Compensation Committee, as the case may be).

5.2    Payment in Stock. At Employee’s sole option, Employee may elect, by giving written notice to the Company, to receive any amount of his Base Salary, incentive compensation (as provided in Section 5.7 of this Agreement), or expense reimbursements (as provided in Section 6.2 of this Agreement) in the form of Company stock at a per share price equal to the market price of such stock on the date such written notice is presented to the Company. The Employee acknowledges that the Company may withhold shares and/or require the Employee to pay the Company an amount, in cash, equal to the Company’s tax withholding obligations upon the issuance of any such shares.

5.3    Existing Stock Option Grants Under the 2005 Stock Option Plan. Effective upon the execution of this Agreement, all outstanding grants of options to the Employee made under the 2005 Stock Option Plan shall be terminated and extinguished, without further action by the Company or the Employee.

5.4     Immediate Vesting Stock Option Grant. Promptly upon the execution of this Agreement, the Company will grant to the Employee incentive stock options (ISO’s) under the Company’s 2016 Stock Option Plan (the “2016 Plan”) to purchase up to a maximum of Nine Hundred Thousand (900,000) shares of the Company’s common stock. The exercise price per share of the options shall be equal to the per share fair market value, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service thereunder (collectively, the “Code”), of the Company’s common stock as of the date of grant and shall vest immediately upon date of grant and have a term of ten years from date of grant. The options shall be subject to all terms and conditions of the 2016 Plan. Such options shall be terminated and extinguished, without further compensation to the Employee, if the 2016 Plan is not ratified by the Company’s shareholders within one year after the date on which such plan was adopted by the Board of Directors.

5.5     Time Based Vesting Stock Option Grant. Promptly upon the execution of this Agreement, the Company will grant to Employee ISO’s under the 2016 Plan to purchase up to a maximum of Two Million One Hundred Thousand (2,100,000) shares of the Company’s common stock. The exercise price per share of the options shall be equal to the per share fair market value, as determined in accordance with Section 409A of the Code, of the Company’s common stock as of the date of grant and shall vest in equal annual installments over a period of five years from date of grant and have a term of ten years from date of grant. Such options shall be terminated and extinguished, without further compensation to the

Employee, if the 2016 Plan is not ratified by the Company’s shareholders within one year after the date on which such plan was adopted by the Board of Directors.

5.6     Annual Long Term Incentive Stock Options. Promptly upon the execution of this Agreement, the Company will grant to Employee ISO’s under the 2016 Plan to purchase up to a maximum of Three million (3,000,000) shares of the Company’s common stock (“LTISOs”). The exercise price per share of the options shall be equal to the per share fair market value, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service thereunder (collectively, the “Code”), of the Company’s common stock as of the date of grant and shall have a term of ten years from date of grant, unless terminated earlier as provide for below. Such options shall be terminated and extinguished, without further compensation to the Employee, if the 2016 Plan is not ratified by the Company’s shareholders within one year after the date on which such plan was adopted by the Board of Directors.

Commencing with the fiscal year ending September 30, 2017, and ending with the fiscal year ended September 30, 2020, the Employee will be eligible to vest 25% of his LTISO’s annually based on the Employee achieving certain annual performance milestones to be established by the Compensation Committee and approved by the Board of Directors. The annual performance milestones will be established within 30 days of the commencement of each respective fiscal year. The determination of whether the annual performance milestones have been met will be made by the Compensation Committee within 90 days following the each fiscal year end. If the annual performance milestones have not been met, those options that would have vested will terminate unless the Compensation Committee determines at their sole discretion, to vest a portion or all of the annual LTISO’s.

5.7     Annual Cash Based Incentive. For the each fiscal year beginning with the fiscal year ending September 30, 2017, Employee will be eligible to receive an annual cash bonus in an amount to be determined by the Compensation Committee, subject to Employee achieving certain annual performance milestones to be established by the Compensation Committee and approved by the Board of Directors. The annual performance milestones will be established within 30 days of the commencement of each respective fiscal year. The determination of whether the annual performance milestones have been met will be made by the Compensation Committee within 90 days following the each fiscal year end. The bonus, if payable, shall be calculated and paid within 30 days of the Compensation Committee’s determination.

6.    Other Benefits

6.1    Additional Compensation and Benefits. The Employee shall be entitled to receive the same health, disability and other benefits as are offered by the Company to all full-time employees from time to time. The Company, at its own expense, shall obtain, if available at commercially reasonable rates, officers’ and directors’ errors and omissions insurance in respect of Employee’s tenure as an officer of the Company. In addition, the Company shall reimburse the employee for reasonable annual premiums associated a life insurance policy on Employee’s life in the maximum benefit amount of $1,000,000 and for which benefit payments shall payable to the Employee’s designated beneficiary.

6.2    Expenses. The Company will, upon substantiation thereof, reimburse Employee for all reasonable expenses of types authorized by the Board of Directors of the Company in the ordinary course of business and incurred by the Employee in connection with the Company’s business affairs. The Employee must regularly submit, for approval by the Chairman of the Company, a statement of these expenses and will comply with such other accounting and reporting requirements as the Company may from time to time establish. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Employee.

6.3    Car Allowance. The Employee shall receive a car allowance in the amount of $750 per month.

7.    Termination

7.1    By the Company. The Company may terminate the Employee’s employment with the Company (a) in accordance with the provisions of Section 3 of this Agreement, (b) at any time without notice for “cause”, as defined below, (c) at any time without cause upon thirty (30) days’ advance notice, subject to Section 7.4 below and subject to the requirement that the Company pay to the Employee the amount set forth in Section 7.4, (d) upon the death of the Employee, or (e) in the event of the Employee’s disability preventing him from rendering services to the Company consistent with his duties hereunder for a period of six (6) consecutive months. Notwithstanding the foregoing, (i) Employee shall be deemed to have a “disability” if Employee receives any benefits under any long-term disability insurance policy, whether such policy is carried by the Company or by Employee; and (ii) if and only to the extent that Employee’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

7.2    By the Employee. The Employee may terminate his employment with the Company in accordance with the provisions of Section 3 or at any time upon sixty (60) days’ advance notice.

7.3    Cause. For the purposes of this Section 7, “cause” means:

(a)    engaging in any crime or offense involving money or other property of the Company, or

(b)    conviction of, or pleading guilty or “no contest” to, any felony, or

(c)    continuing, repeated willful failure or refusal to perform specific written directives of the Company’s Board of Directors consistent with the Employee’s duties after notice that such failure will be deemed to constitute cause for termination and a reasonable opportunity to cure such failure or refusal, or
(d)    excessive absenteeism, illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company, or

(e)    violation of Section 8.3 of this Agreement.

7.4    Amounts Payable Upon Termination. Upon termination of the Employee’s employment with the Company in accordance with clause (b), (d) or (e) of Section 7.1, all compensation and benefits under this Agreement will cease, effective the date of termination. Upon termination of the Employee’s employment with the Company in accordance with clause (a) and (c) of Section 7.1, all compensation under Sections 5.1 through 5.7 shall cease, effective upon the date of termination; provided, however, that if (i) the Employee executes a release in favor of the Company substantially in the form annexed hereto as Exhibit A not later than 30 days after such termination and (ii) the period in which the Employee is entitled to revoke such release has expired without any such revocation, then, beginning on the 45th day after the date of such termination, the Employee shall continue to receive, for a period of nine months from the date of Employee’s notice of termination given pursuant to Section 7.1(c) the following: (i) Base Salary, paid at the same salary rate being paid on the date of termination, in accordance with the Company’s regular payroll practices (with the first such payment including all amounts due from the date of termination through the date of such first payment), and (ii) the benefits described in Section 6. Other than as specifically set forth in Sections 6.2, 7.1, and this Section 7.4, the Employee will not be entitled to receive any compensation or benefits after termination of his employment with the Company.

7.5    “Specified Employee”. Notwithstanding any other provision with respect to the timing of payments under Section 7, if, at the time of the Employee’s termination, the Employee is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under Section 7 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of Section 7, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of Section 7, as thereafter applicable.

    7.6    Construction. The provisions of this Section 7 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

7.7    Termination of Benefits. Notwithstanding anything to the contrary in this Agreement, in the event that the Employee is determined in an arbitration conducted pursuant to Section 11.7 to have violated his obligations under Section 8 of this Agreement, or if the Employee shall be enjoined by a court from violating his obligations under Section 8.3 of this Agreement, then, in addition to any other remedies which may be available to the Company at law or in equity, all of the Company’s obligations under Section 7.4 shall immediately cease, and all then unexercised stock options shall immediately be forfeited.

8.    Non-Disclosure: Non-Competition

8.1    Proprietary Information.

(a)    The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes contemplated or planned marketing, sales, advertising, or public relations plans, methods or techniques; inventions, products, projects, developments, compositions, plans, research data, financial data, manufacturing processes or techniques, trade secrets, personnel data, computer programs, designs, and client and supplier lists, whether or not copyrightable, trademarkable or licensable. The Employee will not disclose any Proprietary Information to others outside the Company or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without the fault of the Employee.

(b)    The Employee agrees that all files, letters, memoranda, reports, records, data sketches, drawings, notebooks, notes, specifications, programs, computer program listings, or other written photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which comes into his custody or possession, is the exclusive property of the Company, to be used by the Employee only in the performance of his duties for the Company.

(c)    The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in Paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

8.2    Developments.

(a)    The Employee will make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others in connection with his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)    Employee hereby assigns irrevocably and unconditionally, to the fullest extent permitted by law, all right, title and interest embodied in or associated with any and all Development

(c)    The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, copyrights, and trademarks (both in the United States and foreign countries) relating to Developments. When requested by the Company, Employee agrees to sign all papers, including, without limitation, copyright applications, trademark applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, in its sole discretion, may deem necessary or desirable in order to protect its rights and interest in any Development.

8.3    Non-Competition.

(a)    During the Employment period and for a period of two years after Employee’s employment is terminated, for any reason, by the Company or the Employee, the Employee will not, without the Company’s prior written approval, directly or indirectly:

(i)    recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his or her employment or consulting relationship with, or otherwise cease his relationship with, the Company, or

(ii)    solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company. For purposes of this Agreement, a prospective client, customer or account is any individual or entity whose business is solicited by the company, proposed to be solicited by the Company, or who approaches the Company, with respect to possibly become a client, customer or account during the Employment Period; or

(iii)    engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), in any business activity which competes with any business then being conducted by the Company or any business proposed to be conducted by the Company at the time of the termination of the Employee’s employment with the Company.

(b)    If any restriction set forth in this Subsection 8.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to the extent only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

(c)    The restrictions contained in this Subsection 8.3 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for these purposes. The Employee agrees that any breach of this Subsection 8.3 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company will have the right to equitable remedies, including, without limitation, specific performance and injunctive relief in any court of competent jurisdiction.

8.4    Survival of Obligations. The obligations of the Employee under this Section 8 shall survive the termination of this Agreement.

9.    Notices

All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

If to the Company:        American Power Group Corporation
7 Kimball Lane, Building A.
Lynnfield, Massachusetts 01940
Attention: Charles E. Coppa, CFO
with a copy to:
Carl Barnes, Esq.
Morse, Barnes-Brown & Pendleton, P.C.
City Point
230 Third Avenue, 4th Floor,
Waltham, MA 02451

If to the Employee:        To the address set forth below the signature of the Employee;

or to such other address as is specified in a notice complying with this Section 9. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

10.    Other Agreements

The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

11.    Miscellaneous

11.1    Entire Agreement. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.

11.2    Modification. This Agreement may not be amended or revised except by a writing signed by the parties.

11.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by him.

11.4    Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

11.5    Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

11.6    Governing Law. This Agreement is to be construed under and governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

11.7    Dispute Resolution.

(a)     Arbitration. The parties agree that, except as provided in Section 8.3(c), any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual negotiation shall be submitted to final and binding arbitration before the AAA, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with the AAA Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, in Suffolk County in the Commonwealth of Massachusetts. The parties will cooperate under the AAA and with one another in selecting an arbitrator from the AAA’s panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provision of this section, and any award made pursuant to this section, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees, and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered. Notwithstanding the foregoing, however, the arbitrator(s) shall not have the power to award indirect, consequential, punitive or exemplary damages.

(b)     Waiver of Right to Litigation in Court. NOTICE: By initialing in the space below, you are agreeing (except as provided in Section 8.3) to have all disputes, claims, or controversies arising out of or relating to this Agreement decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or a jury trial. By initialing in the space below, you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary.

We have read and understand the foregoing and agree to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Agreement.

/s/ Maurice Needham                     /s/ Lyle Jensen
Company                            Employee

11.8    Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

AMERICAN POWER GROUP CORPORATON (“Company”)

By: /s/ Maurice E. Needham
Maurice E. Needham
Chairman of the Board of Directors

By: /s/ Matthew Van Steenwyk
Matthew Van Steenwyk
Chairman of the Compensation Committee

EMPLOYEE

By: /s/ Lyle E. Jensen
Lyle E. Jensen

Exhibit A

1.    Your Release of Claims. By signing this Agreement, you hereby agree and acknowledge that, for good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/     For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns./ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

_____________________________________

1/     For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement. You further acknowledge that this release does not waive any claims you cannot by law waive and does not release any claims that arise after its execution.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been advised and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Agreement. ADEA also allows you to rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of Federal law, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation or proceeding conducted by the EEOC or any state fair employment practices agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By:__________________________
Employee
Date signed: _____________